Exhibit 2.1

DISTRIBUTION AGREEMENT
BY AND BETWEEN
HILLENBRAND INDUSTRIES, INC.
AND
BATESVILLE HOLDINGS, INC.
Dated as of                                                              , 2008

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TABLE OF CONTENTS
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TABLE OF CONTENTS
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DISTRIBUTION AGREEMENT
     THIS DISTRIBUTION AGREEMENT, dated as of                      ___, 2008 (this “Agreement”), is entered into by and between Hillenbrand Industries, Inc., an Indiana corporation (“RemainCo”), and Batesville Holdings, Inc., an Indiana corporation (“SpinCo”). Capitalized terms used herein and not other otherwise defined shall have the meanings set forth in Article I.
WITNESSETH:
     WHEREAS, RemainCo currently owns                      shares of SpinCo’s issued and outstanding Common Stock, $1 par value (“SpinCo Common Stock”), constituting 100% of the outstanding SpinCo Common Stock;
     WHEREAS, the Board of Directors of RemainCo has determined that it is in the best interests of RemainCo to distribute its entire ownership interest in SpinCo through a pro-rata distribution of all of the outstanding shares of SpinCo Common Stock then owned by RemainCo to the holders of RemainCo Common Stock pursuant to the terms and subject to the conditions of this Agreement (the “Distribution”);
     WHEREAS, effective promptly following the close of business on the Record Date, the Board of Directors of SpinCo and RemainCo, as the sole shareholder of SpinCo, will approve the split-up of the then outstanding shares of SpinCo Common Stock, and SpinCo will file articles of amendment to its amended and restated articles of incorporation with the Secretary of State of Indiana so that the Distribution Ratio shall be one to one;
     WHEREAS, the shareholders of RemainCo and SpinCo have approved the change of the names of RemainCo and SpinCo to Hill-Rom Holdings, Inc. and Hillenbrand, Inc., respectively, and each of RemainCo and SpinCo has filed articles of amendment to its amended and restated articles of incorporation with the Secretary of State of Indiana to effect the foregoing name changes on or prior to the Record Date;
     WHEREAS, the Distribution is intended to qualify as a Tax-Free Spin-Off pursuant to Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”); and
     WHEREAS, the parties intend in this Agreement, including the Exhibits and Schedules hereto, and the Other Agreements, to set forth the principal arrangements between them regarding the Distribution;
     NOW, THEREFORE, in consideration of the mutual promises, covenants and obligations herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS
     1.01 General. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
     AAA as defined in Section 6.04(a).
     Action: any claim, suit, action, mediation, arbitration, inquiry, investigation or other proceeding of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any mediator, arbitrator or Governmental Authority.
     Advancing Party: as defined in Section 3.12.
     affiliate: with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, however, that for purposes of this Agreement, no member of either Group and no officer or director of any member of either Group shall be deemed to be an affiliate of any member of the other Group.
     Agreed Termination Event: the first to occur of (a) the full and complete satisfaction of a trial court judgment in the last pending Action comprising the BSI Litigation or the suspension of the execution of such judgment by the posting of a supersedeas bond or (b) the settlement or voluntary dismissal of the last pending Action comprising the BSI Litigation as to all members of the RemainCo Group and the SpinCo Group.
     Agreement: as defined in the preamble to this Agreement.
     Applicable Deadline: as defined in Section 6.03(b).
     Applicable Other Agreement: as defined in Section 6.03(b).
     Appropriate Members of the RemainCo Group: as defined in Section 3.04.
     Appropriate Members of the SpinCo Group: as defined in Section 3.03.
     Arbitration Act: the United States Arbitration Act, 9 U.S.C. ss.ss 1-16, as the same may be amended from time to time.
     Arbitration Demand Date: as defined in Section 6.03(a).
     Arbitration Demand Notice: as defined in Section 6.03(a).
     Article IX Third Party Claim; a Third Party Claim in which at least one member of the RemainCo Group and at least one member of the SpinCo Group are codefendants.

     Base Rate: the rate which Citibank, N.A. (or any successor thereto or other major money center commercial bank agreed to by the parties hereto) announces from time to time as its base lending rate, as in effect from time to time.
     best efforts: a Person’s good faith best efforts to achieve a goal as expeditiously as possible, which may require the incurrence of expense or hardship in order to achieve the reasonable expectations of the other party as agreed hereunder.
     BSI Litigation: To the extent not covered by collectible insurance: (i) each Action listed on Schedule 1, (ii) each additional Action hereafter asserted prior to the consummation of the Distribution against both a member of the RemainCo Group and a member of the SpinCo Group seeking damages for alleged violations of state and federal antitrust laws based upon the SpinCo Group’s method of distributing caskets exclusively through licensed funeral directors and (iii) any other Action consolidated for purposes of trial with any Action referred to in clause (i) or (ii) above.
     Business Day: any day other than a Saturday, a Sunday or a day on which banking institutions located in the State of Indiana are authorized or obligated by law or executive order to close.
     Claims Administration: the processing of claims made under the Insurance Policies, including the reporting of claims to the insurance carrier, management and defense of claims and providing for appropriate releases upon settlement of claims.
     Claims Handling Agreement: any third party administrator or claims handling agreement of any kind or nature to which any member of either Group is directly or indirectly a party, in effect as of the date hereof, related to the handling of Insured SpinCo Claims.
     Code: as defined in the recitals to this Agreement.
     Consolidated EBITDA: for any period, consolidated net income of RemainCo or SpinCo, as the case may be, and its Subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such consolidated net income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or write-off of debt discount and hedges and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of consolidated net income for such period, losses on sales of assets outside the ordinary course of business and one time charges associated with the Distribution) and (f) all non-cash items decreasing consolidated net income for such period, (other than any such non-cash item to the extent that it will result in the making of cash payments in any future period), and minus, to the extent of (i) any extraordinary or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such consolidated net income for such period and gains on sales of assets outside of the ordinary course of business) and (ii) all non-cash items increasing consolidated net income for such period (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period). Consolidated EBITDA shall be calculated on a pro forma basis to give effect to any proposed acquisition of a Restricted Acquisition Target by RemainCo or SpinCo, as the case may be, as if such acquisition had been effected on the first day of such period.
     Distribution: as defined in the recitals to this Agreement.
     Distribution Agent: as defined in Section 2.04(a).
     Distribution Date:                      ___, 2008, being the date on which the Distribution becomes effective.
     Distribution Ratio: as defined in Section 2.04(b).
     Employee Matters Agreement: the employee benefits and compensation allocation agreement to be entered into on or prior to the Distribution Date between RemainCo and SpinCo.
     Escalation Notice: as defined in Section 6.02(a).
     Executive Liability Policies: Insurance Policies with coverages relating to directors and officers liability, employment practices liability and fiduciary liability.
     Governmental Authority: any federal, state, local, foreign or international court, government, department, commission, board, bureau or agency, authority (including, but not limited to, any central bank or taxing authority) or instrumentality (including, but not limited to, any court, tribunal or grand jury) exercising executive, prosecutorial, legislative, judicial, regulatory or administrative functions of or pertaining to government or any other regulatory, administrative or governmental authority.
     Group: the RemainCo Group or the SpinCo Group, as the context requires.
     Incurrence Ratio: the ratio of Pro Forma Consolidated Total Debt divided by pro forma Consolidated EBITDA, calculated as of the most recent fiscal four quarter period ended prior to a Person entering into an agreement for the contemplated acquisition of a Restricted Acquisition Target.
     Indebtedness: as to any Person at a particular time, without duplication, all of the following, but only to the extent included as indebtedness or liabilities in accordance with generally accepted accounting principles in the United States: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent obligations of such Person arising under unreimbursed payments made under letters of credit (including standby and commercial), bankers’ acceptances and bank guarantees; (c) net obligations of such Person under any hedge contract pertaining to interest rates or pertaining to any currency or commodity; (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable incurred in the ordinary course of business); (e) indebtedness (excluding prepaid interest thereon) secured by a lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) all obligations of such Person under capital leases; and (g) all guarantees of such Person in respect of any of the foregoing. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or other limited liability entity) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The following three clauses shall be applicable when computing the Incurrence Ratio for SpinCo or RemainCo: (a) the amount of any net obligation under any hedge contract on any date shall be deemed to be the hedge termination value thereof as of such date; (b) the amount of any capital lease as of any date shall be deemed to be the amount of attributable indebtedness in respect thereof as of such date; and (c) Indebtedness shall not include 75% of the principal amount of any mandatorily convertible unsecured bonds, debentures, preferred stock or similar instruments which are payable in no more than three years (whether by redemption, call option or otherwise) solely in common stock or other common equity interests of such Person.
     Indemnifiable Losses: all Losses which are subject to being indemnified by RemainCo or SpinCo pursuant to Article III.
     Indemnifying Party: as defined in Section 3.07(a).
     Indemnitee: as defined in Section 3.07(a).
     Indemnity Payment: as defined in Section 3.07(a).
     information: all records, books, contracts, instruments, computer data and other data and information of a Person.
     Insurance Administration: with respect to each Insurance Policy, (i) the accounting for retrospectively-rated premiums, defense costs, indemnity payments, deductibles and retentions as appropriate under the terms and conditions of each of the Insurance Policies, (ii) the reporting to excess insurance carriers of any losses or claims which may cause the per-occurrence or aggregate limits of any Insurance Policy to be exceeded and (iii) the distribution of Insurance Proceeds as contemplated by this Agreement.
     Insurance Company Program Agreement: contracts between RemainCo and insurers, Travelers and Discover Re, that outline the payment and collateral obligations associated with the self-funded retentions in the loss sensitive casualty insurance programs.
     Insurance Policy: insurance policies and insurance contracts of any kind that as of the Distribution Date are or have been owned or maintained by, or provide a benefit in favor of, any member of either Group or any of its predecessors, including, without limitation, workers compensation/employers liability, commercial general liability (including product liability), auto liability, excess/umbrella liability, property/business interruption, marine cargo, blanket crime/fidelity, aviation including airport liability, international liability, directors and officers liability, employment practices liability and executive liability. The term “Insurance Policies” expressly excludes any insurance policies relating to Plans to the extent such insurance policies are addressed under the Employee Matters Agreement, other than the above referenced executive liability and workers compensation/employers liability policies.

     Insurance Proceeds: those monies actually received by or on behalf of an insured from an insurance carrier or paid by an insurance carrier on behalf of the insured.
     Insured Claims: any claim with respect to those Losses that, individually or in the aggregate, are covered within the terms and conditions of any of the Insurance Policies, whether or not subject to deductibles, coinsurance, uncollectibility or retrospectively-rated premium adjustments, but only to the extent that such Losses are within applicable Insurance Policy limits, including aggregates.
     Insured SpinCo Claims: any claim with respect to any Loss, damage or injury that occurred prior to the Distribution Date that is against any member of the SpinCo Group or any employee of any member of the SpinCo Group; provided, that in the case of any such claim or any claims identified in (i) through (v) below, such Loss or expense (including costs of defense and reasonable attorneys’ fees) is or may be insured under one or more of the Insurance Policies. Insured SpinCo Claims include, without limitation, (i) claims for property or casualty damage or any other Loss or expense with respect to assets of SpinCo; (ii) claims of Loss or expense arising from business interruption of any SpinCo Business; (iii) claims against any member of the SpinCo Group whether or not the SpinCo Group has or has assumed liability for such claims under this Agreement or any of the Other Agreements; (iv) claims against any member of the RemainCo Group to the extent any member of the SpinCo Group has liability for such claims under this Agreement or any of the Other Agreements; and (v) claims involving or against any director, officer, employee, fiduciary or agent of the SpinCo Group who are entitled or would have been entitled to indemnification by RemainCo had the Distribution not occurred.
     Judgment Sharing Agreement: the Judgment Sharing Agreement dated as of                      ___, 2008 among RemainCo, SpinCo and Batesville Casket Company, Inc. relating to the BSI Litigation.
     law: any foreign, federal, state or local statute, ordinance, regulation, code, license, permit, authorization, approval, consent, common law, legal doctrine, order, judgment, decree, injunction or requirement of any Governmental Authority or any order or award of any arbitrator, now or hereafter in effect.
     liabilities: means any and all claims, debts, liabilities, assessments, guarantees, assurances, commitments, obligations, fines, penalties, damages (whether compensatory, punitive, consequential, multiple or other), losses, disgorgements and obligations, of any kind, character or description (whether absolute, contingent, matured, not matured, liquidated, unliquidated, accrued, known, unknown, direct, indirect, derivative or otherwise) whenever arising, including, but not limited to, those arising under or in connection with any law, and those arising under any contract, guarantee, commitment or undertaking, whether sought to be imposed by any Governmental Authority or arbitrator, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise (but excluding, any liabilities for Taxes because the Tax Sharing Agreement will govern those liabilities), and including all costs, expenses and interest relating thereto (including, but not limited to, all expenses of investigation, all attorneys’ fees and all out-of-pocket expenses in connection with any Action or threatened Action).

     Losses: with respect to any Person, all losses, liabilities, damages, claims, demands, judgments or settlements of any nature or kind, known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, including all costs and expenses (legal, accounting or otherwise as such costs are incurred) relating thereto, including punitive damages and criminal fines and penalties, but excluding damages in respect of actual or alleged lost profits, suffered or alleged to be suffered by such Person, regardless of whether any such losses, liabilities, damages, claims, demands, judgments, settlements, costs, expenses, fines and penalties relate to or arise out of such Person’s own alleged or actual negligent, grossly negligent, reckless or intentional misconduct.
     NYSE: the New York Stock Exchange, Inc.
     Other Agreements: the Employee Matters Agreement, the Ownership Agreements, the Shared Services Agreements, the Tax Sharing Agreement, the Transitional Services Agreements, the Judgment Sharing Agreement and any other agreement entered into by members of the RemainCo Group and the SpinCo Group in connection with the Distribution.
     Ownership Agreements: the ownership agreements to be entered into on or prior to the Distribution Date between RemainCo and SpinCo relating to the ownership of the airfield in Batesville, Indiana, the aircraft housed at that facility and the nearby farm.
     Person: an individual, a limited or general partnership, a joint venture, a corporation, a trust, a limited liability company, an unincorporated organization, or a Governmental Authority.
     Plans: as defined in the Employee Matters Agreement.
     Privileged Joint Defense Material: as defined in Section 9.02.
     Pro Forma Consolidated Total Debt: all Indebtedness of SpinCo or RemainCo, as the case may be, and its Subsidiaries, calculated on a consolidated basis in accordance with generally accepted accounting principles in the United States, plus any Indebtedness proposed to be incurred in connection with the acquisition of a Restricted Acquisition Target.
     Qualified Investment Banker: Citigroup Global Markets Inc. or Goldman, Sachs & Co., including in each case its successors and assigns, or any other investment banking firm of national stature in the United States mutually approved by RemainCo and SpinCo.
     Record Date: the close of business on                      ___, 2008, being the date for determining the holders of RemainCo Common Stock entitled to receive shares of SpinCo Common Stock pursuant to the Distribution.
     RemainCo: as defined in the preamble to this Agreement, including its successors and permitted assigns.
     RemainCo Business: all business and operations (including related joint ventures and alliances) of any member of the RemainCo Group at any time after the Distribution.
     RemainCo Common Stock: the common stock, without par value, of RemainCo.

     RemainCo Core Business: the manufacture or sale of non-implantable devices or any other existing business line conducted by Hill-Rom, Inc. and its Subsidiaries immediately prior to the Distribution (including medical technologies and related services for the health care industry, such as, for example, patient support systems, non-invasive therapeutic products for a variety of acute and chronic medical conditions, medical equipment rentals and workflow technology solutions).
     RemainCo Group: RemainCo and the RemainCo Subsidiaries immediately following the consummation of the Distribution.
     RemainCo Group Liabilities: except as otherwise specifically provided in any Other Agreement, all liabilities and obligations, whether arising before, at or after the Distribution Date, (i) of any member of the RemainCo Group or (ii) arising from the conduct of, in connection with or in any way relating to, in whole or in part, the businesses and operations of the RemainCo Group or the ownership or use of assets or property in connection therewith, including those allocated by Hillenbrand Industries, Inc. to any member of the RemainCo Group on Schedule 2.03(e).
     RemainCo Indemnitees: as defined in Section 3.03.
     RemainCo Minimum Credit Rating:                      for Standard & Poors or                      for Moody’s Investor Services.
     RemainCo Subsidiaries: all of the corporations, limited liability companies or other entities listed on Exhibit A as members of the RemainCo Group, and any other Subsidiaries of RemainCo, in each case including their successors and permitted assigns.
     RemainCo Transfer Agent: the transfer agent for the RemainCo Common Stock.
     representative: with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.
     Responsible Party: as defined in Section 3.12.
     Restricted Acquisition Target: any Person engaged in the RemainCo Core Business in the case of RemainCo and the SpinCo Core Business in the case of SpinCo.
     Rules: as defined in Section 6.05.
     S.E.C.: the United States Securities and Exchange Commission
     Section 5.05 Information: as defined in Section 5.05.
     Section 5.05 Requesting Party: as defined in Section 5.05.
     Securities Exchange Act: the United States Securities Exchange Act of 1934, as amended.

     Shared Services Agreements: the shared services agreements to be entered into on or prior to the Distribution Date between RemainCo and SpinCo or their respective Subsidiaries providing for the provision of specified services on a long-term basis.
     SpinCo: as defined in the preamble of this Agreement, including its successors and permitted assigns.
     SpinCo Business: all business and operations (including related joint ventures and alliances) of any member of the SpinCo Group at any time after the Distribution.
     SpinCo Common Stock: as defined in the preamble to this Agreement.
     SpinCo Core Business: (a) the manufacture and/or sale of funeral service products, including burial caskets, cremation caskets, containers and urns, selection room display fixturing, and other personalization and memorialization products, including the SpinCo Business conducted immediately following the Distribution, and (b) any other basic manufacturing or distribution business where it is reasonable to assume that the core competencies developed by SpinCo in the manufacture and sale of the products referred to in clause (a) could add enterprise value.
     SpinCo Distribution Documents: as defined in Section 3.03(e).
     SpinCo Group: SpinCo and the SpinCo Subsidiaries immediately following the consummation of the Distribution.
     SpinCo Group Liabilities: except as otherwise specifically provided in any Other Agreement, all liabilities and obligations, whether arising before, at or after the Distribution Date, (i) of any member of the SpinCo Group or (ii) arising from the conduct of, in connection with or in any way relating to, in whole or in part, the businesses and operations of the SpinCo Group or the ownership or use of assets or property in connection therewith, including those allocated by Hillenbrand Industries, Inc. to any member of the SpinCo Group on Schedule 2.03(e).
     SpinCo Indemnitees: as defined in Section 3.04.
     SpinCo Minimum Credit Rating:                      for Standard & Poors or                      for Moody’s Investor Services.
     SpinCo Subsidiaries: all of the corporations, limited liability companies or other entities listed on Exhibit A as members of the SpinCo Group, and any other Subsidiaries of SpinCo, in each case including their successors and permitted assigns.
     SpinCo Transfer Agent: the transfer agent for the SpinCo Common Stock.
     Subsidiary: with respect to any specified Person, any corporation or other legal entity of which such Person or any of its Subsidiaries controls or owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of members to the board of directors or similar governing body, in each case including its successors or assigns; provided, however, that for purposes of this Agreement, no member of the SpinCo Group shall be deemed to be a Subsidiary of any member of the RemainCo Group.
     Tax: as defined in the Tax Sharing Agreement.
     Tax Sharing Agreement: the tax sharing and indemnification agreement to be entered into on or prior to the Distribution Date between RemainCo and SpinCo.
     Third Party: a Person who is not a party hereto or a wholly-owned Subsidiary thereof.
     Third Party Claim: as defined in Section 3.08(a).
     Transitional Services Agreements: the transitional services agreements to be entered into on or prior to the Distribution Date between RemainCo and SpinCo or their respective Subsidiaries providing for the provision of specified services on a short-term basis.
     1.02 References to Time. All references in this Agreement to times of the day shall be to Batesville, Indiana time, except as otherwise specifically provided herein.
ARTICLE II.
THE DISTRIBUTION
     2.01 Distribution. RemainCo’s Board of Directors today authorized the Distribution payable on the Distribution Date to shareholders of record of RemainCo on the Record Date. In connection with such authorization, the Board of Directors of RemainCo received a favorable advance letter ruling from the Internal Revenue Service and such opinions and reports as it deemed necessary, appropriate or desirable to conclude that the Distribution may be made under IND. CODE § 23-1-28-1, et seq.
     2.02 Actions Prior to the Distribution. On or prior to the Distribution Date, the parties will take the actions set forth in this Section 2.02.
          (a) Required Information. SpinCo will prepare and RemainCo will mail, prior to the Distribution Date, to the holders of RemainCo Common Stock, the Information Statement incorporated by reference into SpinCo’s Registration Statement on Form 10. Each of RemainCo and SpinCo will file with the SEC and secure the effectiveness, if required, of all such documentation that it determines is necessary, appropriate or desirable to effect the Distribution, including, without limitation, a Registration Statement on Form 10 and related Information Statement by SpinCo and a Current Report on Form 8-K by RemainCo.
          (b) Governmental Approvals. RemainCo and/or SpinCo, as appropriate, will take all necessary action to obtain the governmental approvals and material consents that are the subject of Section 2.03(b).
          (c) Other Agreements. The Other Agreements shall be executed and delivered by the parties thereto.

          (d) Shareholder Approval of Name Change. The shareholders of RemainCo shall have approved and not rescinded the change of RemainCo’s name to Hill-Rom Holdings, Inc. effective on or prior to the Record Date.
     2.03 Conditions to Distribution. The consummation of the Distribution will be subject to the satisfaction, or waiver by RemainCo in its sole and absolute discretion, of the conditions set forth in this Section 2.03; any determination by RemainCo regarding the satisfaction or waiver of any of such conditions will be conclusive:
          (a) Section 2.02 Matters. Consummation of the actions set forth in Section 2.02.
          (b) Approvals and Consents. The receipt of any governmental approvals and material consents determined by RemainCo to be necessary to consummate the Distribution, which approvals and consents will be in full force and effect.
          (c) No Injunction. No order, injunction, decree or regulation issued by any Government Authority or other legal restraint or prohibition preventing the consummation of the Distribution will be in effect and no other event outside the control of RemainCo will have occurred or failed to occur that prevents the consummation of the Distribution.
          (d) Listing Approval. The SpinCo Common Stock to be distributed in the Distribution will have been accepted for listing on the NYSE, subject to official notice of issuance.
          (e) Rearrangement of Assets, Indebtedness and Employees. The rearrangement of assets, indebtedness and employees between the RemainCo Group and the SpinCo Group referred to on Schedule 2.03(e) shall have been completed.
          (f) Change in Circumstances. No determination will have been made by RemainCo’s Board of Directors, in its sole discretion, that the Distribution is no longer in the best interest of RemainCo or its shareholders or that market conditions or other circumstances are such that it is no longer advisable to separate the RemainCo Business and the SpinCo Business.
          (g) Effect of Delayed Distribution. In the event the Distribution Date is for any reason postponed more than 120 days after the date hereof, RemainCo’s Board of Directors shall have redetermined, as of such postponed Distribution Date, that the Distribution satisfies the requirements of the Indiana Business Corporation Law governing distributions.
     2.04 Certain Shareholder Matters.
          (a) Arrangements with Distribution Agent. Subject to Section 2.03, on the Distribution Date, RemainCo will deliver to the RemainCo Transfer Agent, or other agent selected by it, as settlement and distribution agent for the benefit of holders of record of RemainCo Common Stock on the Record Date (the “Distribution Agent”), one or more stock certificates, endorsed by RemainCo in blank, representing all of the outstanding shares of SpinCo Common Stock then owned by RemainCo, and RemainCo will instruct the RemainCo

Transfer Agent to deliver to the Distribution Agent true, correct and complete copies of the stock and transfer records reflecting the holders of RemainCo Common Stock entitled to receive shares of SpinCo Common Stock in connection with the Distribution. RemainCo will cause the Distribution Agent to distribute on the Distribution Date or as soon as reasonably practicable thereafter, in settlement of the transfer of the securities associated with the Distribution, the appropriate number of shares of SpinCo Common Stock to each such holder or designated transferee(s) of such holder and to credit the appropriate number of such shares to book entry accounts for each such holder or designated transferee. For shareholders who hold RemainCo Common Stock through a broker or other nominee, their shares of SpinCo Common Stock will be credited to their respective accounts by such broker or nominee. RemainCo will cooperate, and will instruct the Distribution Agent to cooperate, with SpinCo and the SpinCo Transfer Agent, and SpinCo will cooperate, and will instruct the SpinCo Transfer Agent to cooperate, with RemainCo and the Distribution Agent, in connection with all aspects of the Distribution and all other matters relating to the delivery of the shares of SpinCo Common Stock to be distributed to the holders of RemainCo Common Stock in connection with the Distribution.
          (b) Distribution Ratio. Subject to Section 2.03, each holder of RemainCo Common Stock on the Record Date (or such holder’s designated transferee(s)) will be entitled to receive in the Distribution one share of SpinCo Common Stock for each share of RemainCo Common Stock held by such holder on the Record Date (the “Distribution Ratio”).
          (c) Deemed Owner of SpinCo Common Stock. Until such SpinCo Common Stock is duly transferred in accordance with applicable law, SpinCo will regard the Persons entitled to receive such SpinCo Common Stock as record holders of SpinCo Common Stock in accordance with the terms of the Distribution without requiring any action on the part of such Persons. SpinCo agrees that, subject to any transfers of such stock, (i) each such holder will be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, the shares of SpinCo Common Stock then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive a book entry credit to such holder’s account for the shares of SpinCo Common Stock then held by such holder.
     2.05 Intercompany Accounts. Except as provided in Schedule 2.05, all intercompany loans or advances between any member of the RemainCo Group and any member of the SpinCo Group, and all other intercompany balances between such Group members shall be paid by the obligor to the obligee within 30 days after the Distribution Date.
ARTICLE III.
MUTUAL RELEASES; INDEMNIFICATION
     3.01 Survival of Agreements. All covenants and agreements of the parties hereto contained in this Agreement and all covenants and agreements of the parties hereto and their respective Subsidiaries contained in the Other Agreements shall survive the Distribution Date in accordance with their respective terms and shall not be merged into any deeds or other transfer or closing instruments or documents.

     3.02 Mutual Release of Pre-Distribution Date Claims.
          (a) SpinCo Release. Except as expressly provided in, arising pursuant to or in connection with this Agreement, the Other Agreements or as set forth in Schedule 3.02(a), effective as of the Distribution Date, SpinCo does hereby, for itself and each other member of the SpinCo Group and their respective successors and assigns, remise, release and forever discharge RemainCo, each member of the RemainCo Group and their respective successors and assigns, from any and all liabilities whatsoever to SpinCo and each other member of the SpinCo Group, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions contemplated herein and all other activities to implement the Distribution.
          (b) RemainCo Release. Except as expressly provided in, arising pursuant to or in connection with this Agreement, the Other Agreements or as set forth in Schedule 3.02(b), effective as of the Distribution Date, RemainCo does hereby, for itself and each other member of the RemainCo Group and their respective successors and assigns, remise, release and forever discharge SpinCo, each member of the SpinCo Group and their respective successors and assigns, from any and all liabilities whatsoever to RemainCo and each other member of the RemainCo Group, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions contemplated herein and all other activities to implement the Distribution.
          (c) Surviving Liabilities. Nothing contained in Section 3.02(a) or Section 3.02(b) shall impair any right of any Person to enforce this Agreement, any Other Agreement, any claim to the extent covered by insurance or any other agreements, arrangements, commitments or understandings that are specified in, or are contemplated to continue pursuant to, this Agreement or any Other Agreement. Furthermore, nothing contained in Section 3.02(a) or Section 3.02(b) shall release any Person from:
          (i) any liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other liability of any member of any Group under, this Agreement or any Other Agreement;
          (ii) any liability for unpaid amounts for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of any other Group within 180 days prior to the Distribution Date;

          (iii) any liability for unpaid amounts for products or services or refunds owing on products or services for work done by a member of one Group at the request or on behalf of a member of another Group within 180 days prior to the Distribution Date;
          (iv) any liability that the parties may have with respect to indemnification or contribution pursuant to this Agreement or any Other Agreement, which liability shall be governed by the provisions of this Article III and, if applicable, the appropriate provisions of such Other Agreement; or
          (v) any liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 3.02; provided that the parties agree not to bring suit, seek to collect any amounts from or file any liens or encumbrances against any Person, or permit any member of their Group to bring suit, seek to collect any amounts from or file any liens or encumbrances against any Person, with respect to any liability to the extent that such Person would be released with respect to such liability by this Section 3.02 but for the provisions of this clause (v).
          (d) Agreement to Make No Claims. Except as provided in this Article III, SpinCo shall not make, and shall not permit any member of the SpinCo Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against RemainCo or any member of the RemainCo Group, or any other Person released pursuant to Section 3.02(a), with respect to any liabilities released pursuant to Section 3.02(a). Except as provided in this Article III, RemainCo shall not make, and shall not permit any member of the RemainCo Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against SpinCo or any member of the SpinCo Group, or any other Person released pursuant to Section 3.02(b), with respect to any liabilities released pursuant to Section 3.02(b).
          (e) Further Assurances. Except as expressly set forth in Section 3.02(c), it is the intent of each of RemainCo and SpinCo by virtue of the provisions of this Section 3.02 to provide for a full and complete release and discharge of all liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date, between or among SpinCo or any member of the SpinCo Group, on the one hand, and RemainCo or any member of the RemainCo Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Distribution Date). At any time, at the request of any other party, each party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.
     3.03 Indemnification by SpinCo. Excluding all Losses arising with respect to the BSI Litigation and except as otherwise provided in this Article III or in the Other Agreements, SpinCo and the Appropriate Members of the SpinCo Group (as defined below) shall indemnify, defend and hold harmless RemainCo, each member of the RemainCo Group, their respective successors and assigns and the officers and directors of each member of the RemainCo Group (collectively, the “RemainCo Indemnitees”), from and against any and all Losses of the

RemainCo Indemnitees relating to, arising out of or resulting from any of the following (without duplication):
          (a) SpinCo Group Liabilities. Any SpinCo Group Liability, including the failure of SpinCo or any other member of the SpinCo Group or any other Person to pay, perform or otherwise promptly discharge any SpinCo Group Liabilities in accordance with their respective terms, whether prior to or after the Distribution Date;
          (b) SpinCo Business. The SpinCo Business;
          (c) Breaches. Any breach by SpinCo or any member of the SpinCo Group of this Agreement or any of the Other Agreements;
          (d) Actions Other Than BSI Litigation. Any Action (other than the BSI Litigation) to which SpinCo or the SpinCo Subsidiaries are or become parties that relate to liabilities and obligations of the sort referred to in clause (ii) of the definition of SpinCo Group Liabilities, including any Action in which any member of the RemainCo Group is a named codefendant; and
          (e) Inaccurate Statements. Any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, with respect to all information (i) contained in SpinCo’s Registration Statement on Form 10, the related Information Statement and any other documents filed with the SEC pursuant to the Securities Exchange Act in connection with the Distribution on or prior to the Distribution Date (collectively the “SpinCo Distribution Documents”) (other than information provided by RemainCo to SpinCo specifically for inclusion therein as set forth on Schedule 3.03(e)), and (ii) provided by SpinCo to RemainCo specifically for inclusion in RemainCo’s annual, quarterly, periodic reports or other filings made with the SEC following the Distribution Date.
As used in this Section 3.03, “Appropriate Members of the SpinCo Group” means the member or members of the SpinCo Group if any, whose acts, conduct or omissions or failures to act caused, gave rise to or resulted in the Loss from and against which indemnity is provided; provided, however, that with respect to satisfying any obligation under this Section 3.03, the obligations of the Appropriate Members of the SpinCo Group shall be joint and several.
     3.04 Indemnification by RemainCo. Excluding all Losses arising with respect to the BSI Litigation, and except as otherwise provided in this Article III or in the Other Agreements, RemainCo and the Appropriate Members of the RemainCo Group (as defined below) shall indemnify, defend and hold harmless SpinCo, each member of the SpinCo Group, their respective successors and assigns and the officers and directors of each member of the SpinCo Group (collectively, the “SpinCo Indemnitees”), from and against any and all Losses of the SpinCo Indemnitees relating to, arising out of or resulting from any of the following (without duplication):
          (a) RemainCo Group Liabilities. Any RemainCo Group Liability, including the failure of RemainCo or any other member of the RemainCo Group or any other Person to pay, perform or otherwise promptly discharge any RemainCo Group Liabilities, in accordance with their respective terms, whether prior to or after the Distribution Date;
          (b) RemainCo Business. The RemainCo Business;
          (c) Breaches. Any breach by RemainCo or any member of the RemainCo Group of this Agreement or any of the Other Agreements;
          (d) Actions Other Than BSI Litigation. Any Action (other than the BSI Litigation) to which RemainCo or the RemainCo Subsidiaries are or become parties that relate to liabilities and obligations of the sort referred to in clause (ii) of the definition of RemainCo Group Liabilities, including any Action in which any member of the SpinCo Group is a named codefendant; and
          (e) Inaccurate Statements. Any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, with respect to all information (i) contained in the SpinCo Distribution Documents provided by RemainCo specifically for inclusion therein and set forth on Schedule 3.03(e), (ii) contained in any public filing made by SpinCo with the SEC following the Distribution Date to the extent the information was provided to SpinCo by RemainCo regarding the BSI Litigation specifically for inclusion therein as contemplated elsewhere in this Agreement and (iii) provided by RemainCo to SpinCo specifically for inclusion in SpinCo’s annual, quarterly or periodic reports or other filings made with the SEC following the Distribution Date.
As used in this Section 3.04, “Appropriate Members of the RemainCo Group” means the member or members of the RemainCo Group if any, whose acts, conduct or omissions or failures to act caused, gave rise to or resulted in the Loss from and against which indemnity is provided; provided, however, that with respect to satisfying any obligation under this Section 3.04, the obligations of the Appropriate Members of the RemainCo Group shall be joint and several.
     3.05 Covenant of SpinCo.
          (a) Negative Covenant of SpinCo. Until the occurrence of an Agreed Termination Event, neither SpinCo nor any of the SpinCo Subsidiaries will: (i) incur Indebtedness to finance (x) the payment of any extraordinary cash dividend on its outstanding capital stock or (y) the repurchase of any outstanding shares of its capital stock; (ii) in the case of SpinCo, declare and pay regular quarterly cash dividends on the shares of SpinCo Common Stock of more than $        per share (as adjusted for stock splits and other similar changes in outstanding capital stock); (iii) make an acquisition outside the SpinCo Core Business; (iv) incur Indebtedness in excess of $100 million to finance any acquisition in the SpinCo Core Business without the receipt of an opinion from a Qualified Investment Banker that the transaction is fair to the shareholders of SpinCo from a financial point of view; or (v) incur Indebtedness to make an acquisition within the SpinCo Core Business that either causes SpinCo to exceed an Incurrence Ratio of ___x or causes SpinCo’s credit rating to fall below the SpinCo Minimum Credit Rating; provided, however, that the obligations of SpinCo and the SpinCo Subsidiaries under this Section 3.05(a) shall terminate in the event that either SpinCo’s or RemainCo’s obligations under Article II of the Judgment Sharing Agreement are terminated pursuant to Section 2.03 of that agreement.
          (b) Sole Beneficiary. The provisions of this Section 3.05 are solely for the benefit of RemainCo, and no provision of this Agreement shall include any third party beneficiary or other rights in any Person or Persons other than RemainCo.
     3.06 Covenant of RemainCo.
          (a) Negative Covenant of RemainCo. Until the occurrence of an Agreed Termination Event, neither RemainCo nor any of the RemainCo Subsidiaries will: (i) incur Indebtedness to finance (x) the payment of any extraordinary cash dividend on its outstanding capital stock or (y) the repurchase of any outstanding shares of its capital stock; (ii) in the case of RemainCo, declare and pay regular quarterly cash dividends on the shares of RemainCo Common Stock of more than $ ___ per share (as adjusted for stock splits and other similar changes in outstanding capital stock); (iii) make an acquisition outside the RemainCo Core Business; (iv) incur Indebtedness in excess of $100 million to finance any acquisition in the RemainCo Core Business without the receipt of an opinion from a Qualified Investment Banker that the transaction is fair to the shareholders of RemainCo from a financial point of view; or (v) incur Indebtedness to make an acquisition within the RemainCo Core Business that either causes RemainCo to exceed an Incurrence Ratio of ___x or causes RemainCo’s credit rating to fall below the RemainCo Minimum Credit Rating; provided, however, that the obligations of RemainCo and the RemainCo Subsidiaries under this Section 3.05(a) shall terminate in the event that either RemainCo’s or SpinCo’s obligations under Article II of the Judgment Sharing Agreement are terminated pursuant to Section 2.03 of that agreement.
          (b) Sole Beneficiary. The provisions of this Section 3.06 are solely for the benefit of SpinCo, and no provision of this Agreement shall create any third party beneficiary or other rights in any Person or Persons other than SpinCo.
     3.07 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.
          (a) Net of Insurance. The parties intend that any Loss subject to indemnification or reimbursement pursuant to this Article III will be net of Insurance Proceeds that actually reduce the amount of the Loss. Accordingly, the amount which any party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification under this Article III (an “Indemnitee”) will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee in reduction of the related Loss. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Article III from an Indemnifying Party in respect of any Loss and subsequently receives Insurance Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds recovery had been received, realized or recovered before the Indemnity Payment was made. The parties agree that if any such Insurance Proceeds were paid by an insurance company under a plan, such as a retrospective premium or large deductible program, where such Insurance Proceeds are subsequently billed back to one of the parties by the insurance company, then (i) if billed to the Indemnifying Party, it will pay the insurance company and will not charge such amount to the Indemnitee, or (ii) if billed to the Indemnitee, the Indemnifying Party will pay on behalf of or reimburse, as appropriate, the Indemnitee for such amount.
          (b) No Inadvertent Releases. An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions contained in this Article III, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “windfall” (i.e., a benefit it would not be entitled to receive in the absence of these indemnification provisions) by virtue of the indemnification provisions contained in this Article III. Nothing contained in this Agreement or any Other Agreement shall obligate any member of any Group to seek to collect or recover any Insurance Proceeds.
     3.08 Procedures for Indemnification of Third Party Claims.
          (a) Definition. If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the RemainCo Group or the SpinCo Group of any claims or of the commencement by any such Person of any Action (other than the BSI Litigation) (collectively, a “Third Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to this Article III, such Indemnitee shall give such Indemnifying Party written notice thereof promptly and in any event within ten days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 3.08(a) shall not relieve the related Indemnifying Party of its obligations under this Article III, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice timely.
          (b) Election to Defend. An Indemnifying Party may elect to defend (and, unless, as set forth below, the Indemnifying Party has specified any reservations or exceptions, to seek to settle or compromise), at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third Party Claim for which indemnification is available under this Article III. Within 30 days after the receipt of notice from an Indemnitee in accordance with Section 3.08(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third Party Claim, which election shall specify any reservations or exceptions. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee except as set forth in the next sentence. In the event that the Indemnifying Party has elected to assume the defense of a Third Party Claim for which indemnification is available under this Article III but has specified, and continues to assert, any reservations or exceptions in such notice, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party.
          (c) Failure to Elect to Defend. If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim for which indemnification is available under this Article III, or fails to notify an Indemnitee of its election as provided in Section 3.08(b), such Indemnitee may defend such Third Party Claim at the cost and expense (including allocated costs of in-house counsel and other personnel) of the Indemnifying Party.
          (d) Settlement. Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim for which indemnification is available under this Article III in accordance with the terms of this Agreement, no Indemnitee may settle or compromise such Third Party Claim without the consent of the Indemnifying Party.
          (e) Limitation on Consent to Judgments. No Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the consent of an Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, or other nonmonetary relief to be entered, directly or indirectly, against such Indemnitee.
          (f) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim under this Article III, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense (including allocated costs of in-house counsel and other personnel) of such Indemnifying Party, in prosecuting any subrogated right, defense or claim. In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant, if at all practicable. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Section 3.08 and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts’ fees and all other external expenses, and the allocated costs of in-house counsel and other personnel), the costs of any judgment or settlement, and the costs of any interest or penalties relating to any judgment or settlement.
     3.09 Effect of Negligence. THE PARTIES UNDERSTAND AND AGREE THAT THE INDEMNIFICATION OBLIGATIONS HEREUNDER AND UNDER THE OTHER AGREEMENTS MAY INCLUDE INDEMNIFICATION FOR LOSSES RESULTING FROM, OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, AN INDEMNIFIED PARTY’S OWN NEGLIGENCE OR STRICT LIABILITY.
     3.10 Remedies Cumulative. The remedies provided in this Article III shall be cumulative and, subject to the provisions of Article VI, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.
     3.11 Survival of Indemnities. The rights and obligations of each of RemainCo and SpinCo and their respective Subsidiaries and Indemnitees under this Article III shall survive the sale or other transfer by any party of any assets or businesses or the assignment by it of any liabilities.
     3.12 Indemnification of Directors and Officers. It is the parties’ intent that each of SpinCo and RemainCo, as applicable, shall be responsible for the costs and expenses incurred pursuant to any indemnification obligations to its current and former officers, directors, employees and agents (the parties so responsible, the “Responsible Party”). To the extent that a Responsible Party’s current or former officer, director, employee or agent shall receive indemnification or an advancement of funds from another party (the party so indemnifying or advancing funds, the “Advancing Party”) pursuant to an indemnification obligation of the Advancing Party to such Person under its restated articles of incorporation or bylaws, an employment agreement or otherwise, then the Advancing Party shall be reimbursed promptly and in full by the Responsible Party. The parties agree that reimbursement pursuant to this Section 3.12 shall not be construed to expand or limit a Person’s respective indemnification rights and obligations under this Article III or to confer upon any Person any rights of indemnification.
     3.13 Mitigation of Damages. The parties each agree to attempt to mitigate, and to cause each of the members of their respective Groups to attempt to mitigate, any Losses that such party may suffer as a consequence of any matter giving rise to a right to indemnification under this Article III by taking all actions which a reasonable Person would undertake to minimize or alleviate the amount of Losses and the consequences thereof, as if such Person would be required to suffer the entire amount of such Losses and the consequences thereof by itself, without recourse to any remedy against another Person, including pursuant to any right of indemnification hereunder.
ARTICLE IV.
CERTAIN ADDITIONAL COVENANTS
     4.01 Further Assurances. In addition to the actions specifically provided for in this Agreement and unless otherwise expressly provided in this Agreement or an Other Agreement, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement.
     4.02 Receivables Collection and Other Payments. If, after the Distribution Date, one party receives payments belonging to another party, the recipient shall promptly account for and remit same to the appropriate party.
ARTICLE V.
ACCESS TO INFORMATION
     5.01 Provision of Corporate Records. Prior to or as promptly as practicable after the Distribution Date or from time to time as reasonably requested by the SpinCo Group, the

RemainCo Group shall deliver to the SpinCo Group: (a) any corporate books and records of the SpinCo Group and any such books and records that primarily relate to the business of the SpinCo Group, in each case in the possession of the RemainCo Group; (b) originals or copies of those corporate books and records of the RemainCo Group that relate to any aspect of the business of the SpinCo Group; and (c) copies (paper or electronic) of all Insurance Policies of any type covering (i) solely the SpinCo Group or (ii) both the SpinCo Group and the RemainCo Group. From and after the Distribution Date, all such books, records and copies (where copies are delivered in lieu of originals), whether or not delivered, shall be the property of the RemainCo Group; provided, however, that all such information contained in such books, records or copies relating to the SpinCo Group shall be subject to the applicable confidentiality provisions and restricted use provisions, if any, contained therein, in this Agreement or the Other Agreements and any confidentiality restrictions imposed by law. RemainCo, if it so elects, may retain copies of any original books and records delivered to SpinCo; provided, however, that all such information contained in such books, records or copies (whether or not delivered to the SpinCo Group) relating to the SpinCo Group, shall be subject to the applicable confidentiality provisions and restricted use provisions, if any, contained in this Agreement or the Other Agreements and any confidentiality restrictions imposed by law; provided, however, that RemainCo shall make the original books and records available to the SpinCo Group for inspection by Governmental Authorities or as otherwise required in connection with the defense of any Action.
     5.02 Access to Information. In addition to the provisions set forth in Section 5.01 above, from and after the Distribution Date and upon commercially reasonable notice, each of the RemainCo Group and the SpinCo Group shall afford to the other and to the other’s representatives at the expense of the other party, commercially reasonable access and duplicating rights during normal business hours to all information developed or obtained prior to the Distribution Date within such party’s possession relating to the other party or its businesses, its former businesses, its assets, its liabilities, or the Other Agreements, insofar as such access is reasonably requested by such other party, but subject to the applicable confidentiality provisions and restricted use provisions, if any, contained therein, in this Agreement or the Other Agreements and any confidentiality restrictions imposed by law. In addition, without limiting the foregoing, information may be requested under this Section 5.02 for audit, accounting, claims, intellectual property protection, litigation and Tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations. In each case, the requesting party agrees to cooperate with the other party to minimize the risk of unreasonable interference with the other party’s business. In the event access to any information otherwise required to be granted herein or in the Other Agreements is restricted by law or otherwise, the parties agree to take such actions as are reasonably necessary, proper or advisable to have such restrictions removed or to seek an exemption therefrom or to otherwise provide the requesting party with the benefit of the information to the same extent such actions would have been taken on behalf of the requesting party had such a restriction existed and the Distribution not occurred. The alleged breach of this Agreement by one party hereto shall not be a defense to the obligation of another party hereto to perform its obligations under this Article V.
     5.03 Litigation Support and Production of Witnesses. After the Distribution Date, each member of the RemainCo Group and the SpinCo Group shall use commercially reasonable efforts to provide assistance to the other with respect to any Third Party Claim, and to make available to the other, upon written request: (a) such employees who have expertise or knowledge with respect to the other party’s business or products or matters in litigation or alternative dispute resolution, for the purpose of consultation and/or as a witness; and (b) its directors, officers, other employees and agents, as witnesses, in each case to the extent that the requesting party believes any such Person may reasonably be useful or required in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved. The employing party agrees that such consultant or witness shall be made available to the requesting party upon commercially reasonable notice to the same extent that such employing party would have made such consultant or witness available if the Distribution had not occurred. The requesting party agrees to cooperate with the employing party in giving consideration to business demands of such Persons.
     5.04 Reimbursement. Except to the extent otherwise contemplated by this Agreement or any Other Agreement, a party providing information, consulting, or witness services to the other party under this Article V shall be entitled to receive from the recipient of such information or services, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements, travel expenses, and other out-of-pocket expenses (including the direct and indirect costs of employees providing consulting and expert witness services in connection with litigation and alternative dispute resolution, but excluding direct and indirect costs of employees who provide information or are fact witnesses) as may be reasonably incurred in providing such information, consulting or witness services.
     5.05 Retention of Records. Except as otherwise required by law or agreed in writing, or as otherwise provided in any Other Agreement, each member of the RemainCo Group and the SpinCo Group shall retain, for the retention periods set forth in their respective records management programs as in effect on the Distribution Date or such longer period as may be required by law, this Agreement or the Other Agreements, all proprietary information in such party’s possession or under its control relating to the business, former business, assets or liabilities of the other party or the Other Agreements (the “Section 5.05 Information”). Promptly following the Distribution Date, RemainCo and SpinCo will each deliver to the other a copy of its record management program then in effect and will thereafter promptly deliver to the other any amendment thereto that affects the retention of Section 5.05 Information in any material respect. Either RemainCo or SpinCo (a “Section 5.05 Requesting Party”) may request in writing to the other, at least 30 days prior to the scheduled disposition or destruction of Section 5.05 Information as contemplated by the most recent version of the other party’s record retention program in the possession of the Section 5.05 Requesting Party, that any of the Section 5.05 Information scheduled for imminent disposition or destruction be delivered to the Section 5.05 Requesting Party. The Section 5.05 Requesting Party shall promptly arrange for the delivery of the requested Section 5.05 Information to a location specified by, and at the expense of, such Section 5.05 Requesting Party.
     5.06 Confidentiality. From and after the Distribution Date and except as otherwise required by this Agreement or the Other Agreements, each of RemainCo and SpinCo shall hold, and shall use its commercially reasonable efforts to cause its Subsidiaries, employees, affiliates and representatives to hold, in strict confidence all information concerning or belonging to the other party obtained by it prior to the Distribution Date or furnished to it by such other party pursuant to this Agreement or the Other Agreements and shall not release or disclose such information to any other Person, except its representatives who shall be bound by the provisions of this Section 5.06; provided, however, that RemainCo and SpinCo and their respective employees, affiliates and representatives may disclose such information to the extent that (a) disclosure is compelled by judicial or administrative process or, in the opinion of RemainCo’s or SpinCo’s counsel (as the case may be), by other requirements of law, or (b) such party can show that such information was (i) available to such party after the Distribution Date from Third Party sources (other than employees or former employees of either party or their Subsidiaries, their affiliates, former affiliates, representatives or former representatives), on a nonconfidential basis prior to its disclosure to such party after the Distribution Date by the Third Party, (ii) in the public domain through no fault of such party, (iii) lawfully acquired by such party from Third Party sources other than employees or former employees of either party or their Subsidiaries, their affiliates, former affiliates, representatives or former representatives, after the time that it was furnished to such party pursuant to this Agreement or the Other Agreements or (iv) is independently discovered or developed after the Distribution Date by employees of such party. Notwithstanding the foregoing, each of RemainCo and SpinCo and their respective representatives and affiliates shall be deemed to have satisfied its obligations under this Section 5.06 with respect to any information if it exercises the same care with regard to such information as it takes to preserve confidentiality for its own similar information.
     5.07 Harmonization. If there shall be a conflict or an inconsistency between the provisions of this Article V and Article IX, the provisions in Article IX shall control over the inconsistent provisions in this Article V as to matters specifically addressed in Article IX.
ARTICLE VI.
ARBITRATION; DISPUTE RESOLUTION
     6.01 Agreement to Arbitrate. The procedures for discussion, negotiation and arbitration set forth in this Article VI shall be the final, binding and exclusive means to resolve, and shall apply to all disputes, controversies or claims (whether in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement or any Other Agreement (other than the Judgment Sharing Agreement). Each party agrees on behalf of itself and each member of its respective Group that the procedures set forth in this Article VI shall be the final, binding and exclusive remedy in connection with any dispute, controversy or claim relating to any of the foregoing matters and irrevocably waives any right to commence any Action in or before any Governmental Authority, except to the extent provided under the Arbitration Act in the case of judicial review of arbitration results or awards. Each party on behalf of itself and each member of its respective Group irrevocably waives any right to any trial by jury with respect to any dispute, controversy or claim covered by this Section 6.01.
     6.02 Escalation.
          (a) Expeditious Resolution. It is the intent of the parties to use their respective commercially reasonable efforts to resolve expeditiously any dispute, controversy or claim between them with respect to the matters covered by this Agreement that may arise from time to time on a mutually acceptable negotiated basis. In furtherance of the foregoing, any party involved in a dispute, controversy or claim may deliver a notice (an “Escalation Notice”) demanding an in-person meeting involving representatives of the parties at a senior level of management (or if the parties agree, of the appropriate business function or division within such entity). A copy of any such Escalation Notice shall be delivered addressed to the General Counsel, or like chief legal officer or official, of each party involved in the dispute, controversy or claim (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedure for such discussions or negotiations between the parties may be established by agreement of the parties from time to time; provided, however, that the parties shall use their commercially reasonable efforts to meet within 20 days of the Escalation Notice.
          (b) Good Faith Negotiations. Following delivery of an Escalation Notice, the parties shall undertake good faith, diligent efforts to negotiate a commercially reasonable resolution of the dispute, controversy or claim. The parties may, by mutual consent, retain a mediator to aid the parties in their discussions and negotiations. Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the parties, nor shall any opinion expressed by the mediator be admissible in any arbitration proceedings. The mediator may be chosen from a list of mediators selected by the parties or by other agreement of the parties. All third-party costs of the mediation shall be borne equally by the parties involved in the matter, and each party shall be responsible for its own expenses. Mediation is not a prerequisite to an Arbitration Demand Notice under Section 6.03.
     6.03 Demand for Arbitration.
          (a) Initiation of Process. At any time following 60 days after the date of an Escalation Notice (the “Arbitration Demand Date”), any party involved in the dispute, controversy or claim (regardless of whether such party delivered the Escalation Notice) may deliver a notice demanding arbitration of such dispute, controversy or claim (an “Arbitration Demand Notice”). Delivery of an Escalation Notice by a party shall be a prerequisite to delivery of an Arbitration Demand Notice by that party or the other party, provided, however, that in the event that any party shall deliver an Arbitration Demand Notice to the other party, such other party may itself deliver an Arbitration Demand Notice to such first party with respect to any related dispute, controversy or claim with respect to which the Applicable Deadline has not passed without the requirement of delivering an Escalation Notice. No party may assert that the failure to resolve any matter during any prior discussions or negotiations, the course of conduct during such prior discussions or negotiations, or the failure to agree on a mutually acceptable time, agenda, location or procedure for a meeting is a prerequisite to an Arbitration Demand Notice under Section 6.03. In the event that any party delivers an Arbitration Demand Notice with respect to any dispute, controversy or claim that is the subject of any then pending arbitration proceeding or of a previously delivered Arbitration Demand Notice, all such disputes, controversies and claims shall be resolved in the arbitration proceeding for which an Arbitration Demand Notice was first delivered unless the arbitrators in their sole discretion determine that it is impracticable or otherwise inadvisable to do so.
          (b) Limitation Periods. Except as may be expressly provided in any Other Agreement to which this Article VI is applicable (an “Applicable Other Agreement”), any Arbitration Demand Notice may be given until the date that is two years after the later of the occurrence of the act or event giving rise to the underlying claim or the date on which such act or event was, or should have been, in the exercise of reasonable due diligence, discovered by the party asserting the claim (as applicable and as it may in a particular case be specifically extended by the parties in writing, the “Applicable Deadline”). Any discussions, negotiations or mediations between the parties pursuant to this Agreement or otherwise will not toll the Applicable Deadline unless expressly agreed in writing by the parties. Each of the parties agrees on behalf of itself and each member of its Group that if an Arbitration Demand Notice with respect to a dispute, controversy or claim is not given prior to the occurrence of the Applicable Deadline, as between or among the parties and the members of their Groups, such dispute, controversy or claim will be barred. Subject to Section 6.09, upon delivery of an Arbitration Demand Notice pursuant to Section 6.03(a) prior to the Applicable Deadline, the dispute, controversy or claim, and all substantive and procedural issues related thereto, shall be decided by a three member panel of arbitrators in accordance with this Article VI.
     6.04 Arbitrators.
          (a) Selection. The party delivering the Arbitration Demand Notice shall notify the American Arbitration Association (“AAA”) and the other party in writing describing in reasonable detail the nature of the dispute. Within 20 days of the date of the Arbitration Demand Notice, each party to the dispute shall select one arbitrator from the members of a panel of arbitrators of the AAA. The selected arbitrators shall then jointly select a third arbitrator from the members of a panel of arbitrators of the AAA, and such third arbitrator shall be disinterested with respect to each of the parties and shall be experienced in complex commercial arbitration. In the event that the parties’ selected arbitrators are unable to agree on the selection of the third arbitrator, the AAA shall select the third arbitrator, within 45 days of the date of the Arbitration Demand Notice. In the event that any arbitrator is unable to serve, his replacement will be selected in the same manner as the arbitrator to be replaced. The vote of two of the three arbitrators shall be required for any decision under this Article VI.
          (b) Time. The arbitrators will set a time for the hearing of the matter which will commence no later than 180 days after the date of appointment of the third arbitrator and which hearing will be no longer than 30 days (unless in the judgment of the arbitrators the matter is unusually complex and sophisticated and thereby requires a longer time, in which event such hearing shall be no longer than 90 days). The final decision of such arbitrators will be rendered in writing to the parties not later than 60 days after the last day of the hearing, unless otherwise agreed by the parties in writing.
          (c) Place. The place of any arbitration hereunder will be Indianapolis, Indiana, and the language of any arbitration hereunder will be English. Unless otherwise agreed by the parties, the arbitration hearing shall be conducted on consecutive days.
     6.05 Hearings. Within the time period specified in Section 6.04(b), the matter shall be presented to the arbitrators at a hearing by means of written submissions of memoranda and verified witness statements, filed simultaneously, and responses, if necessary in the judgment of the arbitrators or both of the parties. If the arbitrators deem it to be essential to a fair resolution of the dispute, live cross-examination or direct examination may be permitted, but is not generally contemplated to be necessary. The arbitrators shall actively manage the arbitration with a view to achieving a just, speedy and cost-effective resolution of the dispute, claim or controversy. The arbitrators may, in their discretion, set time and other limits on the presentation of each party’s case, its memoranda or other submissions, and may refuse to receive any proffered evidence, which the arbitrators, in their discretion, find to be cumulative, unnecessary, irrelevant or of low probative nature. Any arbitration hereunder shall be conducted in accordance with the Commercial Arbitration Rules of the AAA (“Rules”) in effect on the date the Arbitration Demand Notice is served. The decision of the arbitrators will be final and binding on the parties, and judgment thereon may be had and will be enforceable in any court having jurisdiction over the parties. Arbitration awards will bear interest at the Base Rate plus 2% per annum, subject to any maximum amount permitted by applicable law. To the extent that the provisions of this Agreement and the prevailing Rules conflict, the provisions of this Agreement shall govern.
     6.06 Discovery and Certain Other Matters.
          (a) Production of Documents. Any party involved in a dispute, controversy or claim subject to this Article VI may request document production from the other party or parties of specific and expressly relevant documents, with the reasonable expenses of the producing party incurred in such production paid by the requesting party. Any such discovery shall be conducted in accordance with the Rules, subject to the discretion of the arbitrators. Any such discovery shall be conducted expeditiously and shall not cause the hearing to be adjourned except upon consent of all parties involved in the applicable dispute or upon an extraordinary showing of cause demonstrating that such adjournment is necessary to permit discovery essential to a party to the proceeding. Disputes concerning the scope of document production and enforcement of the document production requests will be determined by written agreement of the parties involved in the applicable dispute or, failing such agreement, will be referred to the arbitrators for resolution. Subject to the terms of this Agreement, all discovery requests will be subject to the parties’ rights to claim any applicable privilege, and no joint privilege may be waived without the prior written consent of both parties to this Agreement. The arbitrators will adopt procedures to protect the proprietary rights of the parties and to maintain the confidential treatment of the arbitration proceedings (except as may be required by law). Subject to the foregoing, the arbitrators shall have the power to issue subpoenas to compel the production of documents relevant to the dispute, controversy or claim.
          (b) Authority of Arbitrators. The arbitrators shall have full power and authority to determine issues of arbitrability but shall otherwise be limited to interpreting or construing the applicable provisions of this Agreement and any Applicable Other Agreement, and will have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement or any Applicable Other Agreement; it being understood, however, that the arbitrators will have full authority to implement the provisions of this Agreement or any Applicable Other Agreement, and to fashion appropriate remedies for breaches of this Agreement and any Applicable Other Agreement (including interim or permanent injunctive relief); provided that the arbitrators shall not have (i) any authority in excess of the authority a court having jurisdiction over the parties and the controversy or dispute would have absent these arbitration provisions or (ii) any right or power to award punitive damages. It is the intention of the parties that in rendering a decision the arbitrators give effect to the applicable provisions of this Agreement and the Applicable Other Agreements and follow applicable law (it being understood and agreed that this sentence shall not give rise to a right of judicial review of the arbitrators’ award).

          (c) Effect of Failure to Participate. If a party fails or refuses to appear at and participate in an arbitration hearing after due notice, the arbitrators may hear and determine the controversy upon evidence produced by the appearing party.
          (d) Costs. Arbitration costs will be borne equally by each party involved in the matter, and each party will be responsible for its own attorneys’ fees and other costs and expenses, including the costs of any expert witnesses selected by such party.
     6.07 Certain Additional Matters.
          (a) Nature of Award. Any arbitration award shall be a bare award limited to a holding for or against a party and shall be without findings as to facts, issues or conclusions of law and shall be without a statement of the reasoning on which the award rests, but must be in adequate form so that a judgment of a court may be entered thereupon. Judgment upon any arbitration award hereunder may be entered in any court having jurisdiction thereof.
          (b) Confidentiality of Proceedings. Except as required by law, the parties shall hold, and shall cause their respective officers, directors, employees, agents and other representatives to hold, the existence, content and result of mediation or arbitration in confidence in accordance with the provisions of this Section 6.07(b) and except as may be required in order to enforce any award. Each of the parties shall request that any mediator or arbitrator comply with such confidentiality requirement.
     6.08 Continuity of Service and Performance. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement, each Other Agreement and any other agreement between or among any members of the RemainCo Group and the SpinCo Group during the course of the dispute resolution procedures pursuant to this Article VI with respect to all matters not subject to such dispute, controversy or claim.
     6.09 Law Governing Arbitration Procedures. The interpretation of the provisions of this Article VI, only insofar as they relate to the agreement to arbitrate and any procedures pursuant thereto, shall be governed by the Arbitration Act, as amended, and other applicable federal law. In all other respects, the interpretation of this Agreement shall be governed as set forth in Section 10.04.
ARTICLE VII.
NO REPRESENTATIONS OR WARRANTIES
     7.01 No Representations or Warranties. SpinCo understands and agrees that no member of the RemainCo Group is, in this Agreement or in any Other Agreement, representing or warranting to the SpinCo Group in any way as to the SpinCo Business, or as to any consents or approvals required in connection with the consummation of the transactions contemplated by this Agreement. RemainCo understands and agrees that no member of the SpinCo Group is, in this Agreement or in any Other Agreement, representing or warranting to the RemainCo Group in any way as to the RemainCo Business, or as to any consents or approvals required in connection with the consummation of the transactions contemplated by this Agreement.

ARTICLE VIII.
INSURANCE
     8.01 Insurance Policies and Rights.
          (a) Assets and Liabilities of SpinCo. To the extent permitted under the terms of any applicable Insurance Policy, without limiting the availability of subrogation rights as an Indemnifying Party under Section 3.08(f), the assets of SpinCo shall include any and all rights of an insured party, including rights of indemnity and the right to be defended by or at the expense of the insurer, and to receive Insurance Proceeds with respect to all Insured SpinCo Claims under any Insurance Policies. The SpinCo Group shall be solely responsible for any and all deductibles, self-insured retentions, retrospective premiums, claims handling fees, program adjustments, collateral obligations and other charges or obligations owed under the Insurance Policies or associated agreements with respect to the coverage provided for Insured SpinCo Claims.
          (b) Assets and Liabilities of RemainCo. To the extent permitted under the terms of any applicable Insurance Policy, without limiting the availability of subrogation rights as an Indemnifying Party under Section 3.08(f), the assets of RemainCo shall include any and all rights of an insured party including rights of indemnity and the right to be defended by or at the expense of the insurer, and to receive Insurance Proceeds under any Insurance Policies other than the rights under any Insurance Policies which are solely assets of SpinCo. The RemainCo Group shall be solely responsible for any and all deductibles, self-insured retentions, retrospective premiums, claims handling fees, program adjustments, collateral obligations and other charges or obligations owed under the Insurance Policies or associated agreements with respect to the coverage provided for Insured Claims other than Insured SpinCo Claims.
          (c) Definitions. Solely for purposes of this Article VIII, “RemainCo Group” and “SpinCo Group” shall include RemainCo and SpinCo, as the case may be, and their consolidated entities to the extent such entities were in existence on or prior to the Distribution Date or are set forth on Exhibit A.
          (d) No Release of Insurers. Nothing in this Agreement is intended to relieve any insurer of any liability under any Insurance Policy.
     8.02 Administration and Reserves. Consistent with the provisions of Article III, from and after the Distribution Date:
          (a) RemainCo Responsibilities. RemainCo shall be responsible for (i) Insurance Administration of the Insurance Policies with respect to any liabilities of any member of the RemainCo Group, any assets of the RemainCo Group or any claims as to which the RemainCo Group has retained rights of reimbursement or subrogation pursuant to this Agreement or any Other Agreement; and (ii) Claims Administration with respect to any liabilities of any member of the RemainCo Group, any assets of the RemainCo Group or any claims as to which the RemainCo Group has retained rights of coverage, indemnification, defense, reimbursement or subrogation pursuant to this Agreement or any Other Agreement. It is understood that the retention of the Insurance Policies by RemainCo is in no way intended to limit, inhibit or preclude any right to insurance coverage for any Insured Claim or any other rights under the Insurance Policies, including without limitation, claims of SpinCo and any of its operations, the SpinCo Subsidiaries and affiliates for insurance coverage, reimbursement, subrogation or otherwise.
          (b) SpinCo Responsibilities. SpinCo shall be responsible for (i) Insurance Administration of any Insurance Policies which insure the SpinCo Group only, and (ii) Claims Administration with respect to any liabilities of any member of the SpinCo Group, any assets of the SpinCo Group or any claims as to which the SpinCo Group has rights of coverage, indemnification, defense, reimbursement or subrogation pursuant to this Agreement or any Other Agreement.
          (c) Cooperation. The parties hereto shall cooperate with regards to Insurance Administration, and shall share material information concerning such matters so that both the SpinCo Group and the RemainCo Group are aware on a continuing basis of remaining aggregate limits of coverage, deductible payments, retrospective premium payments, claim reserves, claim payments and other material matters relevant to continued dealings with insurers providing coverage for liabilities of both Groups.
          (d) Future Rights. Nothing in this Agreement shall be construed or deemed to affect in any way the right of either RemainCo or SpinCo to obtain and administer future insurance policies or to enter into future indemnification agreements with third parties on whatever terms it believes to be advisable, including the entry into separate insurance policies covering RemainCo and the RemainCo Subsidiaries or SpinCo and the SpinCo Subsidiaries, as the case may be.
     8.03 Allocation of Insurance Proceeds: Cooperation. Except as otherwise provided in Article III, the parties shall use reasonable efforts to ensure that Insurance Proceeds received with respect to claims, costs and expenses under the Insurance Policies shall be paid to RemainCo with respect to RemainCo Liabilities and to SpinCo with respect to the SpinCo Liabilities.
     8.04 Reimbursement of Expenses. SpinCo shall reimburse the relevant insurer or the relevant third-party administrator or RemainCo, as appropriate, to the extent required under any Insurance Policy, Insurance Company Program Agreement or Claims Handling Agreement for any services performed after the Distribution Date with respect to any and all Insured SpinCo Claims which are not RemainCo Liabilities which are paid, settled, adjusted, defended and/or otherwise handled by such insurer, third-party administrator or RemainCo pursuant to the terms and conditions of such Insurance Policy, Insurance Company Program Agreement or Claims Handling Agreement.
     8.05 No Reduction of Coverage. Except for reduction in coverage resulting from submission and payment of claims, neither party shall take any action to eliminate or reduce coverage available to the other party under any Insurance Policy, Insurance Company Program Agreement or Claims Handling Agreement in existence prior to the Distribution Date and covering claims incurred prior to the Distribution Date (or claims made after the Distribution Date for acts prior to the Distribution Date on claims-made policies) without the prior written consent of the other party (which shall not be unreasonably withheld or delayed); provided, however, that nothing herein shall affect a party’s right to amend the terms of a Claims Handling Agreement, Insurance Company Program Agreement or Insurance Policy after the Distribution on renewal or otherwise that relates to claims incurred after the Distribution Date (or claims made after the Distribution Date for acts after the Distribution Date on claims-made policies); and provided that no member of the RemainCo Group shall have any liability to any member of the SpinCo Group if any Insurance Policy is inadequate to cover any liability of the SpinCo Group for any reason.
     8.06 Shared Insurance Policies Other Than Executive Liability Policies. Effective on the Distribution Date, RemainCo will take the necessary action to terminate the SpinCo Group’s coverage with respect to occurrences on or after the Distribution Date under the shared insurance policies, including, but not limited to, workers compensation/employers liability, commercial general liability (including product liability,) auto liability, excess/umbrella liability, property/business interruption, marine cargo, blanket crime/fidelity and international liability. Any resulting return of premium or credit will be allocated between the RemainCo Group and the SpinCo Group in proportion to their respective contributions to the payment of such premium. Each of the RemainCo Group and the SpinCo Group shall be responsible for obtaining its own replacement policies (if so desired) for occurrences on or after the Distribution Date.
     8.07 Executive Liability Policies. Effective as of the Distribution Date and continuing for a period of six years thereafter, RemainCo will renew and/or continue in force the Executive Liability Policies with comparable insurers and with comparable coverage terms to the extent available in the marketplace. The Executive Liability Policies, to the extent of their respective coverage terms, will respond to claims that are first made during this six-year period following the Distribution Date based on: (a) covered wrongful acts of RemainCo, the RemainCo Subsidiaries in existence as of the Distribution Date, SpinCo and the SpinCo Subsidiaries in existence as of the Distribution Date and their respective directors, officers and employees that occurred prior to the Distribution Date; and (b) covered wrongful acts of RemainCo and the RemainCo Subsidiaries in existence after the Distribution Date and their respective officers, directors and their employees that occur after the Distribution Date. To the extent that a self-insured retention applies to any claim made against members of the SpinCo Group or their respective officers, directors and employees that is based on wrongful acts that occurred prior to the Distribution Date, the liability to pay such self insured retention shall be determined pursuant to the indemnification provisions set forth in Article III. Effective on the Distribution Date, SpinCo and the SpinCo Subsidiaries shall be responsible for obtaining the Executive Liability Policies to cover wrongful acts of SpinCo, the SpinCo Subsidiaries and their respective directors, officers and employees that occur on or after the Distribution Date.
ARTICLE IX.
JOINT DEFENSE AGREEMENT
     9.01 Control of Actions. While RemainCo shall have the right to participate in the coordination of legal strategy of the BSI Litigation, SpinCo shall have the right to maintain control over the investigation, defense and/or settlement of the BSI Litigation as long as SpinCo has not settled the BSI Litigation without RemainCo’s consent. If SpinCo settles the BSI

Litigation without RemainCo’s consent, RemainCo shall have the right, but not the obligation, to assume control over any remaining investigation, defense and/or settlement of the BSI Litigation. RemainCo or SpinCo shall have the right to maintain control over the investigation, defense and/or settlement of any Article IX Third Party Claims relating to the RemainCo Business and the SpinCo Business, respectively. Nothing contained in this Agreement shall prevent either RemainCo or SpinCo from settling without the other’s consent.
     9.02 Privileged Information. To improve the efficient handling of the BSI Litigation and Article IX Third Party Claims, to protect their joint interests in the defense of the litigation and to minimize the costs to RemainCo and SpinCo, RemainCo and SpinCo agree to share with each other through their attorneys information and materials sufficient to enable each party fully and completely to evaluate and assess the costs, risks and efficient handling of the BSI Litigation and Article IX Third Party Claims. Such information and materials include, but are not limited to, interview notes, memoranda of law, research memoranda, and any settlement analysis or offer (collectively, “Privileged Joint Defense Material”). In so doing, RemainCo and SpinCo do not intend to waive the attorney-client privilege, the work product privilege, or any other privilege or protection that may relate or apply to any of the Privileged Joint Defense Material, or any portion thereof.
     9.03 Communications. The interests of RemainCo and SpinCo with respect to the BSI Litigation and Article IX Third Party Claims are mutual, common and consistent with each other. Accordingly, it is the intention and understanding of RemainCo and SpinCo that the results of communications between them through their attorneys in connection with the BSI Litigation and Article IX Third Party Claims, including, but not limited to, any work performed by attorneys retained by RemainCo or SpinCo in connection with the BSI Litigation or Article IX Third Party Claims, will remain confidential and protected from disclosure to any third party and shall not be disclosed to anyone but their attorneys and those assisting their attorneys in the defense or prosecution of the BSI Litigation and/or Article IX Third Party Claims. RemainCo and SpinCo agree with each other that neither of them nor any member of their respective Groups will disclose Privileged Joint Defense Material to third parties without the consent of the other, and that the disclosure of Privileged Joint Defense Material generated by one of them to the other does not constitute a waiver of any available privileges. RemainCo and SpinCo consider such disclosure of matters of common concern essential to the effective representation of them in the BSI Litigation and Article IX Third Party Claims, and therefore, such disclosure is covered by the common interest doctrine.
     9.04 Confidentiality Commitment. RemainCo and SpinCo further agree (subject to the exceptions set forth herein) that RemainCo and SpinCo will use their best efforts to ensure that the confidentiality of Privileged Joint Defense Material is maintained at all times and that no disclosure is made which would result in a waiver or loss of any privilege or confidentiality right otherwise available. In the event that RemainCo or SpinCo or any member of their respective Groups receives a subpoena from any Person, the receiving party shall immediately notify the other party of that fact and shall not voluntarily surrender any Privileged Joint Defense Material (except that originated by the subpoenaed party) without permitting the other party an opportunity to protect its respective interests by motion in an appropriate court or other forum.

     9.05 Limitations. Nothing in this Agreement shall be construed as giving rise to any obligation to share any information, communications or Privileged Joint Defense Material, other than as required in this Agreement.
     9.06 Continued Effectiveness of Article IX. This Article IX shall continue in effect notwithstanding any conclusion or resolution as to any party hereto of the investigation, defense or prosecution of the BSI Litigation or Article IX Third Party Claims. RemainCo and SpinCo and the members of their respective Groups will continue to be bound by this Article IX following any such conclusion or resolution.
     9.07 Diversion of Interests or Disputes. In the event the interests of RemainCo and SpinCo with respect to the BSI Litigation and Article IX Third Party Claims are no longer mutual, common and consistent with each other or in the event a dispute between RemainCo and SpinCo arises under this Article IX, the obligation to share Privileged Joint Defense Material shall cease. Previously exchanged Privileged Joint Defense Material may be used, if and only if both parties consent, in any proceeding instituted to resolve such a dispute to the extent such information is relevant to the resolution of that dispute. In the event both parties consent and such information is used, such information shall remain privileged and confidential as against third parties and the parties shall take all steps necessary to preserve that privilege and confidentiality.
     9.08 Withdrawal. Even though the interests of RemainCo and SpinCo with respect to the BSI Litigation and Article IX Third Party Claims remain mutual, common and consistent with each other, each party may, with reasonable written notice, withdraw prospectively from the joint defense described in this Article IX with respect to any Article IX Third Party Claim if both parties mutually consent. The effect of withdrawal shall be prospective only and will not affect the parties’ mutual obligation to hold confidential all Privileged Joint Defense Material, communications and information exchanged prior to receipt of written notice of withdrawal. In the event of a withdrawal of a party, the parties may keep all copies of Privileged Joint Defense Material provided under this Agreement so long as the parties maintain the confidentiality of the Privileged Joint Defense Material as set forth in this Article IX.
     9.09 Waiver of Disqualification of Counsel. In the event a dispute arises between RemainCo and SpinCo pursuant to this Article IX, the prior exchange of Privileged Joint Defense Material between the parties and their respective counsel shall not be used as a basis for disqualification of any attorney for RemainCo or SpinCo, respectively, in the BSI Litigation or Article IX Third Party Claims or related litigation, and each party waives prospectively the right to claim disqualification on that basis. In the event a conflict between the parties arises, (a) the parties’ counsel may continue to represent their respective client at the client’s sole option; and (b) neither party will seek to disqualify the other party’s attorneys from continuing to represent their respective client.
     9.10 Irreparable Damage for Breach of Article IX. RemainCo and SpinCo agree that irreparable damage would result from any party’s breach of this Article IX and that, in the event of a breach, specific performance and/or injunctive relief is appropriate to remedy a breach of this Article IX.

ARTICLE X.
MISCELLANEOUS
     10.01 Complete Agreement. This Agreement, the Exhibit and Schedules hereto, the Other Agreements and the agreements and other documents referred to herein shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.
     10.02 Other Agreements. Except as otherwise expressly provided herein, if there shall be a conflict or an inconsistency between the provisions of this Agreement and the provisions of an Other Agreement, the provisions of the Other Agreement shall control over the inconsistent provisions of this Agreement as to matters specifically addressed in the Other Agreement.
     10.03 Expenses. RemainCo and SpinCo shall each be responsible for its expenses incurred in connection with the Distribution.
     10.04 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana (other than the laws regarding choice of laws and conflicts of laws) as to all matters, including matters of validity, construction, effect, performance and remedies; provided, however, that the Arbitration Act shall govern the matters described in Article VI.
     10.05 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person (including a nationally recognized delivery service) by facsimile, electronic mail or other standard form of telecommunications (provided confirmation is delivered to the recipient the next Business Day in the case of facsimile, electronic mail or other standard form of telecommunications) or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to RemainCo:	Hillenbrand Industries, Inc. 1069 State Route 46 East Batesville, IN 47006-8835 c/o Corporate Secretary

If to SpinCo:	Batesville Holdings, Inc. One Batesville Boulevard Batesville, IN 47006-8835 c/o General Counsel
or to such other address as a party hereto may have furnished to the other party by a notice in writing in accordance with this Section 10.05.

     10.06 Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement signed by each of the parties hereto.
     10.07 Successors and Assigns: No Third Party Beneficiaries. This Agreement is made and shall be binding on and inure solely to the benefit of the RemainCo Group and the SpinCo Group and their respective successors or permitted assigns and does not otherwise confer any rights or defenses on any other Person. Neither RemainCo nor SpinCo may assign any of its rights or obligations under this Agreement to another Person without the consent of the other party to this Agreement, which consent may be withheld for any reason or no reason. Subject to the foregoing, (a) this Agreement and all the terms and provisions hereof shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns, and (b) each party to this Agreement shall require any Person or Persons that, as a result of any merger, purchase of assets, reorganization or other transaction, acquires or succeeds to all or substantially all of its business or assets to assume its obligations under this Agreement pursuant to a written assumption agreement in form and substance reasonably satisfactory to the other party.
     10.08 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     10.09 Interpretation. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.
     10.10 Legal Enforceability. Each party agrees that it shall not, directly or indirectly, challenge the enforceability of this Agreement on any grounds or under any circumstances. Without limiting the effect of the immediately preceding sentence, if any provision of this Agreement is determined by a Governmental Authority or the arbitrators selected under Section 6.04 to be prohibited or unenforceable in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Each party acknowledges that money damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable.
     10.11 Performance Standard. Each of RemainCo and SpinCo agrees to at all times exercise good faith and fair dealing in the performance of its rights and obligations under this Agreement and the Other Agreements and to cause the members of its respective Group to do likewise.
     10.12 Authority. Each of the parties hereto represents to the others that: (a) it has, or its Group member shall have, the corporate or other requisite power and authority to execute, deliver and perform this Agreement and the Other Agreements; (b) the execution, delivery and performance of this Agreement and the Other Agreements by it have been, or by its Group member will be, duly authorized by all necessary corporate or other actions; (c) it has, or its

Group member shall have, duly and validly executed and delivered this Agreement and the Other Agreements to be executed and delivered on or prior to the Distribution Date; and (d) this Agreement and such Other Agreements are legal, valid and binding obligations, enforceable against it or its Group member in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.
     10.13 Joint Authorship. This Agreement shall be treated as though it were jointly drafted by RemainCo and SpinCo, and any ambiguities shall not be construed for or against any party hereto on the basis of attributed authorship.
     10.14 References; Construction. Any reference to an “Article,” “Exhibit,” “Schedule” or “Section,” without more, is to an Article, Exhibit, Schedule and Section to or of this Agreement. Unless otherwise expressly stated, clauses beginning with the term “including” set forth examples only and in no way limit the generality of the matters thus exemplified. References to “and” and “or” in this Agreement shall in each instance include both the conjunctive and the disjunctive.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

HILLENBRAND INDUSTRIES, INC.

By:

Name:	Peter H. Soderberg
Title:	President and Chief Executive Officer

BATESVILLE HOLDINGS, INC.

By:

Name:	Kenneth A. Camp
Title:	President and Chief Executive Officer

EXHIBIT A
RemainCo Subsidiaries
[To Come]
SpinCo Subsidiaries
[To Come]

E-1-

SCHEDULE 1
Actions Comprising BSI Litigation
[To Come]

S-1-

SCHEDULE 2.03(e)
Assets, Indebtedness and Employees Allocated to RemainCo Group
[To Come]
Assets, Indebtedness and Employees Allocated to SpinCo Group
[To Come]

S-2-

SCHEDULE 2.05
Deferred Payment of Intercompany Accounts
[To Come]

S-3-

SCHEDULE 3.02(a)
Matters Excepted from SpinCo Release
[To Come]

S-4-

SCHEDULE 3.02(b)
Matters Excepted from RemainCo Release
[To Come]

S-5-

SCHEDULE 3.03(e)
Information Supplied by RemainCo to SpinCo
[To Come]

S-6-